Exhibit 4.9

ARIES MARITIME TRANSPORT LIMITED
AMENDMENT
TO
2005 EQUITY INCENTIVE PLAN

1.)  Section 1.5(a)

The first sentence of Section 1.5(a) is hereby revised by deleting the figure “500,000” and replacing it by inserting the new figure “1,000,000”.

2.)  Section 2.2(a)

The following proviso is hereby added at the end of Section 2.2(a):

“; provided, however, that, from and following May 29, 2009, no incentive stock options shall be granted under the Plan.”

SK 23248 0002 1007257